Exhibit 23.10


                      [ HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD ]


September 27, 1995



To the Board of Directors of
MCEG Sterling Incorporated

Ladies and Gentlemen:

As provided for in the Agreement between Houlihan, Lokey, Howard & Zukin, Inc. and MCEG Sterling Incorporated, dated April 11, 1995, we consent to a description of, and inclusion of, the text of our written Opinion (as defined therein) in the registration statement to be filed with the Securities and Exchange Commission by the Actava Group Inc. on September 28, 1995.



/s/ Darleen H. Armour

Darleen H. Armour
Vice President